                                                                     Exhibit 8.1


                       [Mayer, Brown & Platt letterhead]



                                March 19, 1999



Cabot Industrial Trust
Two Center Plaza, Suite 200
Boston, Massachusetts 02108

     RE: Partnership Classification; Status as a Real Estate Investment Trust ("REIT"); Information in the Prospectus under "FEDERAL INCOME TAX CONSEQUENCES"
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Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on February 1, 1999 (the "Registration Statement") relating to the offering of Offered Securities/1/ in Cabot Industrial Trust, a Maryland real estate investment trust (the "Company") and Cabot Industrial Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), you have requested our opinions concerning (i) the treatment of the Operating Partnership as a partnership for Federal income tax purposes, and not as an association taxable as a corporation; (ii) the qualification and taxation for Federal income tax purposes of the Company as a REIT; and (iii) the information in the Prospectus under the heading "FEDERAL INCOME TAX CONSEQUENCES."

     In formulating our opinions, we have reviewed and relied upon (i) the Operating Partnership Agreement, the Declaration of Trust and Bylaws of the Company, the Certificate of Incorporation and the Bylaws of the Management Company (collectively, the "Organizational Documents"), (ii) the Prospectus and
(iii) such other documents and information provided by you, and such applicable provisions of law as we have considered necessary for purposes of the opinions expressed herein.

     In addition, we have relied upon the Company's certificate (the "Officer's Certificate") executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and the actual and the proposed method of operation of the




---------------------------
/1/ Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.
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Cabot Industrial Trust
March 19, 1999
Page 2


Company, the Operating Partnership, and the Management Company. For purposes of our opinions, we have not made an independent investigation of the factual representations set forth in the Officer's Certificate or in the Organizational Documents or any of the factual, financial or statistical information set forth in the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in any material respect.

     In rendering these opinions, we have assumed (i) the Company, the Operating Partnership, and the Management Company will each be operated in the manner described in the applicable Organizational Documents and in the Prospectus, and that all terms and provisions of such agreements and documents will be complied with by all parties thereto; and (ii) each partner in the Operating Partnership has been motivated in acquiring its partnership interest by its anticipation of economic rewards apart from tax considerations.

     The opinions expressed herein are based on the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions. Other than as expressly stated below, we express no opinion on any issue relating to the Operating Partnership, the Company or to any investment therein.

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Operating Partnership will be treated, for Federal income tax purposes, as a partnership, and not as an association taxable as a corporation.

     2. Beginning with the Company's taxable year ended December 31, 1998, and assuming that the actions contemplated in the Prospectus are completed in a timely fashion, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's actual and proposed method of operation, as described in the Prospectus and as represented in the Officer's Certificate, will enable it to satisfy the requirements for qualification as a REIT.

     3. The information in the Prospectus under the heading "FEDERAL INCOME TAX CONSEQUENCES," to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.
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Cabot Industrial Trust
March 19, 1999
Page 3




     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

                                    Very truly yours,


                                    MAYER, BROWN & PLATT